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                  OPINION RESEARCH CORPORATION AND SUBSIDIARIES
                   Exhibit (21) Subsidiaries of the Registrant



Name of Incorporation                   State or Other             Date of
   or Organization                       Jurisdiction           Incorporation
---------------------                    ------------           -------------

Macro International Inc.                Delaware               March 17, 1972

Social & Health Services, Ltd.          Maryland               June 17, 1991

ORC, Inc.                               Delaware               December 16, 1991

European Information Centre Limited     United Kingdom         December 20, 1991

ORC Holdings, Ltd.                      United Kingdom         July 17, 1996

ORC Korea, Ltd.                         Korea                  November 30, 1996

ORC International Holdings, Inc.        Cayman Islands         March 18, 1997

ORC TeleService Corp.                   Delaware               March 26, 1997

Opinion Research Corporation,
 S.A. de C.V.                           Mexico, D.F.           July 10, 1997

ORC ProTel, Inc.                        Delaware               November 20, 1997

O.R.C. International Ltd.               United Kingdom         December 15, 1997

Rating Research LLC*                    Delaware               January 8, 2001

ORC Telecommunications Ltd.             Maryland               October 3, 2002


           * 50% of the voting shares are controlled by the Registrant